UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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On April 18, 2022, SpartanNash Company (the “Company”) distributed a letter to shareholders in connection with the Company’s 2022 Annual Meeting of Shareholders and issued a press release containing a copy of the letter. A copy of the press release can be found below.

***

SpartanNash Reaffirms Significant Operational Success, Strong Financial Results and Enhanced Board and Leadership Team as Winning Recipe for Shareholders

Files Definitive Proxy Materials and Mails Letter to Shareholders

Urges Shareholders to Vote “FOR” each of SpartanNash’s Highly Qualified Director Nominees on the WHITE Proxy Card

Launches SpartanNashTransformation.com, Providing Additional Information for Shareholders

Underscores Macellum and Ancora’s Short-Term Focus and Predetermined Agenda

GRAND RAPIDS, Mich – April 18, 2022 – Food solutions company SpartanNash (the “Company”) (Nasdaq: SPTN) today announced that it has filed definitive proxy materials with the Securities and Exchange Commission (“SEC”) in connection with its upcoming Annual Meeting of Shareholders scheduled for June 9, 2022. Shareholders of record as of the close of business on April 11, 2022, are entitled to vote at the meeting.

In conjunction with the filing of the definitive proxy statement, SpartanNash is mailing a letter to Company shareholders.

Highlights from the letter include:

●	SpartanNash’s transformation is delivering positive results and driving shareholder value: SpartanNash’s financial results make it clear that the Company’s transformation is well underway and that its strategy is working. Over the past two years, the Company has generated increased revenue and adjusted EBITDA, effectively allocated capital to the business and to shareholders, and significantly de-levered its balance sheet. SpartanNash’s total shareholder return has been 251% since the Board transitioned the management team in the summer of 2019[1] and 88% since September 2020 when Tony Sarsam was announced as CEO[2]. The Company has also significantly outperformed the S&P 500 over those same time periods.

●	Significant Board changes have already been made: SpartanNash has a talented, diverse and engaged Board with the expertise and skills required to successfully guide the Company forward. The Company appointed three new directors in February 2022 as part of a deliberate and thorough refreshment process that began in the summer of 2021. The directors were recruited and vetted with the assistance of a leading executive search firm that took into consideration feedback from shareholders. In connection with this refreshment, three current directors will not stand for reelection at the Company’s 2022 Annual Meeting of Shareholders.

1 Source: FactSet as of March 17, 2022; David Staples steps down as CEO on August 12, 2019

2 Source: FactSet as of March 17, 2022; Tony Sarsam announced as CEO on September 14, 2020

●	SpartanNash’s director nominees are superior to Macellum and Ancora’s (the “Investor Group”) candidates and are best suited to advance the Company’s transformation: The Board is confident that the skillsets of the Company’s nominees outmatch the Investor Group’s slate in every critical area. Collectively, SpartanNash’s directors possess extensive public company board leadership and operating experience, as well as financial and industry expertise spanning food distribution, retail and consumer goods. The Board also brings skills across strategy, business and culture transformation, supply chain and technology, and other areas that are directly relevant to SpartanNash’s business and reflective of shareholder input. The Investor Group’s nominees, if elected, would reduce the Board’s diversity with directors who are not additive.

●	The Investor Group has only one playbook and a short-term focused, predetermined agenda: The Investor Group is attempting to apply the same cookie-cutter approach at SpartanNash that it has attempted to use at multiple apparel, discount and department store retailers, demonstrating, at best, a lack of understanding of the Company’s vastly different business model as a distribution and food retail company, and at worst, a blatant disregard of how SpartanNash’s business operates. Further, the Investor Group’s attacks focus on prior performance under a different management team and are rooted in information over four years old. Rather than offering any ideas or suggestions that would improve operations, the Investor Group shows a short-term focus on financial engineering that ignores the significant progress SpartanNash has made in its transformation and the strong financial performance the Company has demonstrated over the last two years since the new leadership team has been in place. The Board believes the Investor Group’s nominees would implement a short-term focused, predetermined agenda and distract the Company from its current path. While SpartanNash remains open-minded and receptive to constructive ideas, from any source, that will drive shareholder value, the Board believes it is not in our shareholders’ best interest to allow the Investor Group’s recycled agenda into the Company’s boardroom.

●	SpartanNash has attempted to reach a constructive resolution with Macellum and avoid a costly proxy contest: SpartanNash has engaged extensively with Macellum since November 2021 and attempted to reach a constructive resolution that would avoid a costly proxy contest, which is not in the best interest of shareholders as it distracts the Company’s Board and Management from its main focus of creating long-term shareholder value. As part of our constructive efforts, SpartanNash offered to appoint one of Macellum’s candidates with grocery retail and distribution experience despite the Board and management team already having significant experience in these same areas. In addition, the Company proposed forming a transformation committee of the Board to review aspects of the business, including strategic matters, which would have included Macellum’s director designee. However, Macellum rejected this offer outright and refused to allow SpartanNash to interview any of its director nominees, further demonstrating that Macellum has had a self-serving, predetermined agenda all along and not a genuine desire to do what is best for all shareholders.

SpartanNash’s definitive proxy materials and other materials regarding the Board of Directors’ recommendation for the 2022 Annual Meeting can be found at SpartanNashTransformation.com.

The full text of the letter being mailed to shareholders follows:

Vote the Enclosed White Proxy Card Today

“FOR” All of SpartanNash’s Highly Qualified Directors

April 18, 2022

Dear Fellow Shareholder,

The SpartanNash Board of Directors and management team are committed to moving the Company forward with a clear priority – driving long-term, sustainable value creation for shareholders.

Your Board has taken decisive action to implement a comprehensive transformation of the Company, refresh your Board’s composition and make significant executive leadership upgrades to drive improved financial performance.

The results speak for themselves. Since your Board transitioned the senior management team in the summer of 2019, the Company has increased revenue and adjusted EBITDA, effectively allocated capital to the business and to shareholders while significantly reducing debt. Simply put, we have built a more valuable company that is better positioned to meet the demands of a highly competitive and constantly evolving industry.

Against this backdrop, you will face an important decision regarding the future of your investment at our upcoming Annual Meeting of Shareholders, scheduled for June 9, 2022. You will be asked to elect the directors whom you believe are most qualified to oversee SpartanNash and the execution of the Company’s transformation. To protect your investment, we strongly recommend that you vote the enclosed WHITE proxy card today “FOR” all nine of SpartanNash’s qualified and experienced director nominees: Douglas A. Hacker, M. Shân Atkins, Matthew Mannelly, Julien Mininberg, Jaymin Patel, Maj. Gen. (Ret.) Hawthorne L. Proctor, Pamela Puryear, Ph.D., Tony Sarsam, and William R. Voss.

As you may know, two activist investors, Macellum Advisors GP, LLC and Ancora Holdings Group, LLC (“Macellum,” “Ancora,” or the “Investor Group”), are seeking to replace three of your highly qualified directors with their own candidates, including Macellum’s founder. While Ancora accumulated an undisclosed position and made no attempt to contact the Company until the Investor Group leaked a letter to the media attacking SpartanNash, we have engaged extensively with Macellum over the past several months and attempted to reach a constructive resolution. However, Macellum rejected our proposals outright. The Investor Group is now attempting to apply the same recycled, short-term focused playbook they have used at apparel, discount and department store retailers – businesses very different from that of SpartanNash as a distribution and food retail company – that we believe will jeopardize our positive trajectory and deprive shareholders of the significant value potential of SpartanNash’s transformation that is already delivering results.

We urge you to vote the WHITE proxy card “FOR” each of the SpartanNash director nominees and not to return or otherwise vote any Blue proxy card sent to you by the Investor Group.

SpartanNash’s Board and Management Team Have Taken Proactive Actions to Deliver Long-Term Value Creation, and the Company is Demonstrating Strong Results

SpartanNash was formed through a merger of Spartan Stores and Nash Finch in 2013. Following the merger, the Company performed well for several years. As the grocery industry evolved, the Company also evolved its strategy, which ultimately resulted in some challenges and performance falling below expectations. However, your Board did not stand idly by – but instead took appropriate action, including exiting unsuccessful businesses (Caito Kitchen and Fresh Cut) and divesting associated facilities and, in the summer of 2019, replacing the CEO who had presided over the period of underperformance.

In recent years, your Board has overseen a comprehensive transformation of SpartanNash, made important executive leadership appointments and enhanced the composition of your Board – all of which have driven SpartanNash’s ability to navigate the COVID-19 pandemic as well as deliver improving financial performance.

As a result, today, SpartanNash is a successful and growing national grocery distributor and food retailer. Through the Company’s global supply chain network, we serve customers that span a diverse group of large, national accounts (such as Dollar General), independent and chain grocers, e-commerce retailers (such as Amazon), U.S. military commissaries and exchanges, and SpartanNash’s own supermarkets (which operate primarily under the banners of Family Fare, Martin’s Super Markets and D&W Fresh Market).

The SpartanNash of today is a very different company.

In 2020, your Board recruited President and CEO Tony Sarsam, who brings three decades of food marketing, operations and distribution experience to continue the transformation and drive the strategy forward. Under his leadership, seven highly experienced executives joined the senior management team and they, in turn, are continuing to strengthen SpartanNash’s operating capabilities at all levels of the Company.

The management team’s focus on driving change through the Company’s transformation, operating model and culture is enhancing profitable growth and enabling SpartanNash to generate superior returns for shareholders. Over the last two years, the Company has increased revenue and adjusted EBITDA, effectively allocated capital to the business and to shareholders, and significantly de-levered its balance sheet. During the same time period, the Company’s substantial cash flow generation has allowed us to return over $78 million to shareholders in the form of dividends and stock repurchases. SpartanNash’s total shareholder return has been 251% since your Board transitioned the management team in the summer of 2019i and 88% since September 2020 when Mr. Sarsam was announced as CEOii. The Company also significantly outperformed the S&P 500 over those same time periods.

i Source: FactSet as of March 17, 2022; David Staples steps down as CEO on August 12, 2019

ii Source: FactSet as of March 17, 2022; Tony Sarsam announced as CEO on September 14, 2020

SpartanNash is successfully executing a clearly defined strategy and investing in three core capabilities: 1) People, 2) Operational Excellence, and 3) Insights that Drive Solutions.

The foundation of our strategy is creating a People First culture. In addition to upgrading and strengthening SpartanNash’s senior management team over the past year, the Company has also implemented front-line pay increases and improved benefits to attract and retain talent in a highly competitive and challenging labor market. We provided an average of over 10% pay increases for all entry-level roles in retail and supply chain, shortened the length of time for Associates to become eligible for benefits, and announced a new paid time-off policy to provide Associates with greater flexibility in how they use their time off. At the same time, we also reduced our injury rate by almost 50% in 2021.

Our focus on Operational Excellence and Insights that Drive Solutions is about elevating execution, transforming our supply chain, optimizing our customer product portfolios, and launching customer-centric, innovative solutions.

We are implementing initiatives to improve customer profitability and expand services in both our food distribution and military businesses. This includes continuing to expand and optimize relationships with key customers such as Amazon and Dollar General, which not only provide critical scale to support SpartanNash’s operations but also create a strong platform for our business to grow. In our retail business, we are tailoring our assortment to align with local community preferences and enhancing our upmarket retail experience. Our teams are also leveraging data-driven insights as we invest in our OwnBrands private label and work to increase e-commerce sales. Across the Company’s operations, we are increasing automation and applying technology solutions that enable our teams to focus on higher value-add activities and drive efficiencies.

Our ongoing supply chain transformation alone is expected to drive annualized cost savings of $15 million to $30 million, with benefits beginning this year. To ensure we have the right distribution network footprint to best serve our customers, particularly to support growth with our large national customers, we are both closing and opening warehouses and distribution centers. Our efforts include the strategically important expansion of the Company’s distribution footprint in the Western U.S.

Ultimately, our strategic priorities are designed to deliver continuing improvements in revenue and operating margin performance – and we are already seeing progress in our efforts.

Our 2021 financial results compared to our pre-pandemic 2019 financial results demonstrate that our strategy is working.

	Fiscal 2019	Fiscal 2021	Change
Consolidated Net Sales	$8.5B	$8.9B	+4.6%
Adjusted Earnings from Continuing Operations	$39.9M	$61.0M	+52.9%
Adjusted Net EPS	$1.10	$1.70	+54.5%
Adjusted EBITDA	$177.9M	$213.7M	+20.1%

SpartanNash’s Recently Refreshed Board is Best Positioned to Advance
the Company’s Transformation and the Company’s Directors are Superior
to the Investor Group’s Slate

The SpartanNash Board is composed of directors who are exceptionally qualified, independent, diverse and committed to acting in the best interests of all SpartanNash shareholders. Combined, these directors have played an essential role in developing and overseeing the execution of the Company’s transformation and possess the expertise and skills required to successfully guide the Company forward.

Following the 2022 Annual Meeting, if all of your Board’s nominees are elected, your Board will be composed of nine highly qualified directors, eight of whom are independent, including an independent Board Chair. In addition, with diversity as a priority at SpartanNash, four of your Board’s directors will be diverse across race and gender and a majority of your Board will have joined since 2018. SpartanNash’s directors collectively possess extensive public company board leadership and operating experience as well as financial and industry expertise spanning food distribution, retail and consumer goods. Your Board also brings skills spanning strategy, business and culture transformation, supply chain and technology, and other areas directly relevant to SpartanNash’s business.

In particular, Douglas A. Hacker, M. Shân Atkins and William R. Voss – each of whom have been singled out by the Investor Group – have extensive knowledge of the Company’s business and have provided necessary stability to SpartanNash as the Company has undergone critical leadership changes and successfully navigated the many challenges of the COVID-19 pandemic.

After your Board determined to make executive leadership upgrades, Mr. Hacker was elected Chair of the Board as the Company separated the Chair and CEO roles, a governance best practice that SpartanNash maintains today. Mr. Hacker has deep financial experience as Chief Financial Officer of a major airline, has been instrumental in the Company’s recruitment of a new CEO and has provided strong Board leadership. As Chair of the Audit Committee, Ms. Atkins has provided valuable financial expertise and oversight as the Company has evolved following the Spartan Stores and Nash Finch merger. In addition, her years of Consumer Goods and Retail experience, including as former partner in the global consumer and retail practice at Bain & Company, and particularly her expertise in developing and executing strategic plans for retail organizations, provided important perspective in the Company’s ongoing turnaround. Mr. Voss is a seasoned executive with more than 35 years of consumer goods, retailing and distribution experience. As Chair of the Nominating & Governance Committee, Mr. Voss has recently led a deliberate and thorough board refreshment process to ensure your Board continues to have the right combination of skills, experience and diversity to oversee value creation for shareholders.

Conducted with the assistance of a leading executive search firm, this Board refreshment process resulted in the appointment of Julien Mininberg, Jaymin Patel and Pamela Puryear, Ph.D. to the Company’s Board. In connection with this refreshment, three current directors are not standing for reelection at the Company’s Annual Meeting. This refreshment process began in the summer of 2021 following the appointment of a new senior management team, and concluded after consideration of approximately 175 candidates and a period of shareholder engagement about the Company’s corporate governance.

Each of these new directors brings skills and expertise critical to SpartanNash’s continued transformation, including the replacement of skills being lost through director retirements. Mr. Mininberg, President and CEO of Helen of Troy Corporation, has over 30 years of consumer products experience for multi-national organizations. Mr. Patel, President and CEO of Clarim Acquisition Corp., has significant transformation expertise, with a financial and technology focused background. Dr. Puryear, former EVP Global Chief Human Resources Officer for Walgreens Boots Alliance, Inc., is a nationally recognized leader in human resources, with a strong track record of leading culture transformation.

Your Board works closely with the new leadership team and is committed to acting as a significant agent of change to help drive SpartanNash’s ongoing transformation. We are confident that the experience and skillsets of SpartanNash’s directors are superior to those of the Investor Group’s director nominees in every critical area.

Do not undermine the value of your investment. The Investor Group’s nominees, if elected, would reduce your Board’s diversity and would not be additive to your Board. Further, we believe the Investor Group’s nominees, if elected, would distract the Company from its current path, which is clearly producing demonstrable results and outsized shareholder returns.

The Investor Group Has Only One Playbook that is Short-Term Focused and Would Undermine the Value Creation Potential of the Company’s Transformation

While your Board and management team have been transforming SpartanNash to deliver value now and into the future, the Investor Group is attempting to use a cookie-cutter playbook at SpartanNash that they have attempted to use in the past at apparel, discount and department store retailers. This playbook demonstrates, at best, a basic lack of knowledge and understanding of the Company’s vastly different business model, and at worst, a blatant disregard of how SpartanNash’s business operates with the largest portion of the Company’s revenue being generated from distribution, not retail.

Further, the Investor Group has ignored the tremendous progress SpartanNash has made in its transformation and the strong financial performance the Company has demonstrated over the last two years under a new management team. Instead, they have chosen to focus their attacks on information that is over four years old and pre-dates the Company’s business and leadership transformation.

After doing little to understand SpartanNash’s multi-faceted business, the Investor Group has called for a sale-leaseback of critical company warehouses and distribution facilities or the exploration of a sale of the entire company. Rather than presenting any real plan to your Board or to SpartanNash’s shareholders that would support further improvement in the Company’s operations, the Investor Group is trying to advance short-term focused financial engineering that would jeopardize the Company’s positive trajectory.

While SpartanNash remains open-minded and receptive to constructive ideas, from any source, that will drive shareholder value, your Board believes it is not in shareholders’ best interest to allow the Investor Group’s predetermined and poorly conceived agenda into the boardroom.

SpartanNash Has Sought Constructive Engagement;
The Investor Group’s Priority Appears to Be a Proxy Contest

Since Macellum first approached the Company in November 2021, the SpartanNash Board and management team have consistently engaged in good faith, including eight meetings with Macellum and multiple attempts to reach a constructive resolution that would avoid a costly proxy contest.

In stark contrast, after only its second meeting with management, Macellum surprisingly nominated a control slate of five director candidates, including two of its own principals. At that point, Macellum admitted to SpartanNash that it was still conducting basic research on the Company. In addition, Macellum confirmed in its nominations notice that it owned only 1,000 shares of SpartanNash stock at that time.

As your Board and management team continued to engage with Macellum, its principals never mentioned the firm’s association with Ancora, and Ancora made no attempt to contact the Company as a shareholder until the Investor Group leaked a letter to the media attacking SpartanNash.

Other than proposing a control slate of directors, Macellum did not present any substantive views on the Company or propose any specific ideas for consideration by your Board and management until a meeting in March 2022, more than three months after discussions had begun. Notably, many of these views were outdated and based on the Company’s performance under a former management team that has not been in place since mid-2019. Macellum’s presentation appeared designed to disregard the strong financial results achieved after your Board put a new leadership team in place.

Only two days later, Macellum followed up with unreasonable demands, which included the prompt appointment of four of its five nominees to your Board, an agreement to review strategic alternatives, the formation of a committee to oversee the exploration of strategic alternatives that it insisted be led by Macellum’s director designees, and a firm commitment to proceed with a sale-leaseback of a significant portion of the Company’s owned real estate – an irresponsible demand given Macellum had no informed details about the Company’s real estate or operations.

Notwithstanding the Investor Group’s apparent short-term focus and predetermined agenda, SpartanNash attempted to find a mutually agreeable path forward to avoid a proxy contest:

●	Despite your Board and management team already having strong grocery retail and distribution experience, the Company agreed to interview two of Macellum’s candidates who have grocery retailing backgrounds for purposes of appointing one mutually agreeable candidate with this expertise.

●	Macellum expressed strong dissatisfaction with this proposal – even refusing to allow the Company to interview its candidates – and did not offer an alternative suggestion or request.

●	The Company then followed up with Macellum to propose, subject to full Board approval, to appoint one of Macellum’s candidates with grocery retail and distribution experience and to form a transformation committee of your Board to review certain aspects of the business, including strategic matters, which would include Macellum’s director designee.

●	Macellum rejected the offer outright.

Your Board has been open-minded and responsive to shareholder input and has attempted to find a constructive resolution. Do not be misled by the Investor Group’s recasting of its interactions with the Company.

Protect the Value of Your SpartanNash Investment:

Vote the WHITE Proxy Card Today

With a refreshed Board, new leadership making significant progress in executing a transformation strategy and financial results that validate our strategic priorities, SpartanNash is poised for success. The current SpartanNash Board is uniquely equipped to guide the Company’s strategy, with the expertise necessary to deliver on our objectives and drive enhanced shareholder value. We urge you to use the enclosed WHITE proxy card to vote today “FOR” each of SpartanNash’s nine qualified and experienced director nominees: Douglas A. Hacker, M. Shân Atkins, Matthew Mannelly, Julien Mininberg, Jaymin Patel, Maj. Gen. (Ret.) Hawthorne L. Proctor, Pamela Puryear, Ph.D., Tony Sarsam, and William R. Voss.

The Investor Group’s proposed changes to your Board would derail continued progress and risk the long-term potential of your investment. We encourage you not to vote using any Blue proxy card you may receive from the Investor Group – any vote on the Blue proxy card (including withholding on the Investor Group’s nominees) will revoke your prior vote on a WHITE proxy card. Only your latest-dated proxy counts. If you have already voted using a Blue proxy card, you can revoke it by following the instructions on the enclosed WHITE proxy card to vote by telephone, by internet or by signing, dating and returning the WHITE proxy card in the postage-paid envelope provided.

The SpartanNash Board has been unwavering in its commitment to act in the best interest of all shareholders. We look forward to continuing our engagement with you as we work to deliver enhanced shareholder value in the years ahead.

Thank you for your continued support.

Sincerely,

SpartanNash Board of Directors

YOUR VOTE IS IMPORTANT!

Simply follow the easy instructions on the enclosed WHITE proxy card to vote by telephone, by internet or by signing, dating and returning the WHITE proxy card in the postage-paid envelope provided. If you received this letter by email, you may also vote electronically by following the detailed instructions provided by your bank or broker. Please simply disregard any Blue proxy card you may receive from the Investor Group. If you have already voted using a Blue proxy card received from the Investor Group, you can revoke it by following the instructions on the enclosed WHITE proxy card.

If you have questions about how to vote your shares, please call the firm assisting us with the solicitation of proxies, Morrow Sodali LLC, at the contact listed below:

Shareholders Call Toll Free:
(800) 662-5200

Banks, Brokers, Trustees and Other Nominees Call Collect:

(203) 658-9400

Email:
SPTN@investor.morrowsodali.com

Advisors

BofA Securities is serving as financial advisor to SpartanNash and Sidley Austin LLP is serving as legal advisor to SpartanNash.

About SpartanNash

SpartanNash (Nasdaq: SPTN) is a food solutions company that delivers the ingredients for a better life. As a distributor, wholesaler and retailer with a global supply chain network, SpartanNash customers span a diverse group of national accounts, independent and chain grocers, e-commerce retailers, U.S. military commissaries and exchanges, and the Company’s own brick-and-mortar grocery stores, pharmacies and fuel centers. SpartanNash distributes grocery and household goods, including fresh produce and its Our Family® portfolio of products, to locations in all 50 states, in addition to distributing to the District of Columbia, Europe, Cuba, Puerto Rico, Honduras, Iraq, Kuwait, Bahrain, Qatar, Djibouti, Korea and Japan. In addition, the Company owns and operates 145 supermarkets - primarily under the banners of Family Fare, Martin’s Super Markets and D&W Fresh Market - and shares its operational insights to drive innovative solutions for SpartanNash food retail customers. Committed to fostering a People First culture, the SpartanNash family of Associates is 17,500 strong and growing. For more information, visit spartannash.com.

Forward-Looking Statements

The matters discussed in this press release include “forward-looking statements” about the plans, strategies, objectives, goals or expectations of the Company. These forward-looking statements are identifiable by words or phrases indicating that the Company or management “expects,” “anticipates,” “plans,” “believes,” or “estimates,” or that a particular occurrence or event “may,” “could,” “should,” “will” or “will likely” result, occur or be pursued or “continue” in the future, that the “outlook” or “trend” is toward a particular result or occurrence, that a development is an “opportunity,” “priority,” “strategy,” “focus,” that the Company is “positioned” for a particular result, or similarly stated expectations. Undue reliance should not be placed on these forward-looking statements, which speak only as of the date made. There are many important factors that could cause actual results to differ materially. These risks and uncertainties include the Company’s ability to compete in the highly competitive grocery distribution, retail grocery and military distribution industries; disruptions associated with the COVID-19 pandemic; the Company’s ability to manage its private brand program for U.S. military commissaries; the Company’s ability to implement its growth strategy; the ability of customers to fulfill their obligations to the Company; the Company’s dependence on certain major customers, suppliers and vendors; disruptions to the Company’s information security network; instances of security threats, severe weather conditions and natural disasters; impairment charges for goodwill and other long-lived assets; the Company’s ability to successfully manage leadership transitions; the Company’s ability to service its debt and to comply with debt covenants; interest rate fluctuations; changes in the military commissary system, including its supply chain, or in the level of governmental funding; product recalls and other product-related safety concerns; labor relations issues and rising labor costs; changes in government regulations; and other risks and uncertainties listed under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s most recent Annual Report on Form 10-K and in subsequent filings with the Securities and Exchange Commission. Additional risks and uncertainties not currently known to the Company or that the Company currently believes are immaterial also may impair its business, operations, liquidity, financial condition and prospects. The Company undertakes no obligation to update or revise its forward-looking statements to reflect developments that occur or information obtained after the date of this press release.

Important Additional Information and Where to Find It

The Company has filed a definitive proxy statement on Schedule 14A, an accompanying WHITE proxy card and other relevant documents with the SEC in connection with such solicitation of proxies from the Company’s shareholders for the Company’s 2022 annual meeting of shareholders. SHAREHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ THE COMPANY’S DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and shareholders may obtain a copy of the definitive proxy statement, an accompanying WHITE proxy card, any amendments or supplements to the definitive proxy statement and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge by clicking the “SEC Filings” link in the “Investor Relations” section of our website, www.spartannash.com, or by contacting SpartanNashIR@icrinc.com as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

Non-GAAP Financial Measures

This letter includes information regarding adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”) and adjusted earnings from continuing operations. These are non-GAAP financial measures, as defined below, and are used by management to allocate resources, assess performance against its peers and evaluate overall performance. The Company believes these measures provide useful information for both management and its investors. The Company believes these non-GAAP measures are useful to investors because they provide additional understanding of the trends and special circumstances that affect its business. These measures provide useful supplemental information that helps investors to establish a basis for expected performance and the ability to evaluate actual results against that expectation. The measures, when considered in connection with GAAP results, can be used to assess the overall performance of the Company as well as assess the Company’s performance against its peers. These measures are also used as a basis for certain compensation programs sponsored by the Company. In addition, securities analysts, fund managers and other shareholders and stakeholders that communicate with the Company request its financial results in these adjusted formats.

Adjusted EBITDA and adjusted earnings from continuing operations for fiscal 2021 excludes, among other items, organizational realignment, severance associated with cost reduction initiatives and the transition impact of a new paid time off plan. Organizational realignment includes benefits for associates terminated as part of a leadership transition plan which do not meet the definition of a reduction-in-force. Adjusted EBITDA and adjusted earnings from continuing operations for fiscal year 2020 excludes, among other items, “Fresh Cut operating losses” subsequent to the decision to exit these operations, severance associated with cost reduction initiatives, organizational alignment costs, and fees paid to a third-party advisory firm associated with Project One Team, the Company’s initiative to drive growth while increasing efficiency and reducing costs. Adjusted earnings from continuing operations for fiscal year 2020 exclude pension termination income related to refunds from the annuity provider associated with the final reconciliation of participant data, as well as net tax benefits associated with the CARES Act. Adjusted EBITDA and adjusted earnings from continuing operations for fiscal year 2019 excludes, among other items, “Fresh Kitchen operating losses” subsequent to the decision to exit these operations at the beginning of the third quarter, costs associated with organizational realignment, which include significant changes to the Company’s management team, and fees paid to a third-party advisory firm associated with Project One Team, the Company’s initiative to drive growth while increasing efficiency and reducing costs. Pension termination costs, primarily related to non-operating settlement expense associated with the distribution of pension assets, are excluded from adjusted earnings from continuing operations for fiscal year 2019. Each of these items are considered “non-operational” or “non-core” in nature. These measures were adjusted for the impact of the 53rd week in 2020 to provide better comparability to 2021 and 2019.

Table 1: Reconciliation of Net Earnings to Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization

(Adjusted EBITDA)

(A Non-GAAP Financial Measure)

(Unaudited)

(In thousands)	2021 (52 Weeks)	2020 (53 Weeks)	2019 (52 Weeks)
Net earnings	$73,751	75,914	5,742
Loss from discontinued operations, net of tax	—	—	175
Income tax expense (benefit)	24,906	9,450	(2,342)
Other expenses, net	13,543	17,042	53,367
Operating earnings	112,200	102,406	56,942
Adjustments:
LIFO expense	18,652	2,176	5,892
Depreciation and amortization	92,711	89,504	87,866
Acquisition and integration	708	421	1,437
Restructuring and asset impairment, net	2,886	24,398	13,050
Cloud computing amortization	2,140	297	—
Costs associated with Project One Team	—	493	5,428
Organizational realignment, net	589	455	1,812
Severance associated with cost reduction initiatives	423	5,154	—
Stock-based compensation	6,975	6,265	7,313
Stock warrant	1,958	6,549	—
Non-cash rent	(4,059)	(4,733)	(5,622)
Fresh Cut operating losses	—	2,262	—
(Gain) loss on disposal of assets	(106)	3,330	—
Fresh Kitchen operating losses	—	—	2,894
Expenses associated with tax planning strategies	—	82	—
Paid time off transition adjustment	(21,371)	—	—
Other non-cash charges	—	—	933
Adjusted EBITDA	213,706	239,059	177,945
53rd week	—	(4,246)	—
Adjusted EBITDA, excluding 53rd week	$213,706	$234,813	$177,945

Notes: Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“adjusted EBITDA”) is a non-GAAP operating financial measure that the Company defines as net earnings plus interest, discontinued operations, depreciation and amortization, and other non-cash items including share-based payments (equity awards measured in accordance with ASC 718, Stock Compensation, which include both stock-based compensation to employees and stock warrants issued to non-employees) and the LIFO provision, as well as adjustments for items that do not reflect the ongoing operating activities of the Company and costs associated with the closing of operational locations.

Adjusted EBITDA is not a measure of performance under accounting principles generally accepted in the United States of America and should not be considered as a substitute for net earnings and other income or cash flow statement data. The Company’s definition of adjusted EBITDA may not be identical to similarly titled measures reported by other companies.

Table 2: Reconciliation of Earnings from Continuing Operations to Adjusted Earnings from Continuing Operations

(Unaudited)

	2021 (52 Weeks)		2020 (53 Weeks)		2019 (52 Weeks)
(In thousands, except per share data)	Earnings	per diluted share	Earnings	per diluted share	Earnings	per diluted share
Earnings from continuing operations	$73,751	2.05	75,914	2.12	5,917	0.16
Adjustments:
Acquisition and integration	708		421		1,437
Restructuring and asset impairment, net	2,886		24,398		13,050
Costs associated with Project One Team	—		493		5,428
Organizational realignment, net	589		455		1,812
Severance associated with cost reduction initiatives	423		5,154		509
Fresh Cut operating losses	—		2,262		—
Fresh Kitchen operating losses	—		—		2,894
Expenses associated with tax planning	—		82		—
Paid time off transition adjustment	(21,371)		—		—

	2021 (52 Weeks)		2020 (53 Weeks)		2019 (52 Weeks)
(In thousands, except per share data)	Earnings	per diluted share	Earnings	per diluted share	Earnings	per diluted share
Loss on debt extinguishment	—		—		329
Pension termination	—		(1,193)		19,557
Total adjustments	(16,765)		32,072		45,016
Income tax effect on adjustments (a)	4,056		(7,851)		(11,022)
Impact of CARES Act (b)	—		(9,292)		—
Total adjustments, net of taxes	(12,709)	(0.35)	14,929	0.41	33,994	0.94
Adjusted earnings from continuing operations	61,042	1.70	90,843	2.53	39,911	1.10
53rd week	—	—	(2,999)	(0.08)	—	—
Adjusted earnings from continuing operations, excluding 53rd week	$61,042	1.70	$87,844	2.45	$39,911	1.10

(a)       The income tax effect on adjustments is computed by applying the effective tax rate, before discrete tax items, to the total adjustments for the period.

(b)       Represents tax impacts attributable to the Coronavirus Aid, Relief and Economic Security (“CARES”) Act, and related tax planning, primarily related to additional deductions and the utilization of net operating loss carrybacks.

Notes: Adjusted earnings from continuing operations is a non-GAAP operating financial measure that the Company defines as earnings from continuing operations plus or minus adjustments for items that do not reflect the ongoing operating activities of the Company and costs associated with the closing of operational locations.

Adjusted earnings from continuing operations is not a measure of performance under GAAP and should not be considered as a substitute for net earnings, cash flows from operating activities and other income or cash flow statement data. The Company’s definition of adjusted earnings from continuing operations may not be identical to similarly titled measures reported by other companies.

Contacts

Investor:

Kayleigh Campbell

Head of Investor Relations

kayleigh.campbell@spartannash.com

SpartanNashIR@icrinc.com

616-878-8354

Shareholders:

Morrow Sodali

Mike Verrechia/Bill Dooley

800-662-5200

Media:

Adrienne Chance

Senior Vice President, Communications

Adrienne.Chance@spartannash.com

press@spartannash.com

Leigh Parrish / Nick Lamplough / Adam Pollack

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449